EXHIBIT 10.16

Topaz Technology, Inc.
PO Box 322
Bryn Mawr, PA 19010
Phone 610-525-3634
Fax 610-526-2768
E-mail TopazTech@comcast.net

June 30, 2009

Dr. Lawrence Helson
Chairman and CEO
Sign Path Pharma, Inc.

Dear Larry:

I am pleased that Sign Path Pharma, Inc. (SPP) has requested me and my firm Topaz Technology, to provide FDA/EMEA compliance and validation audits relating to the synthetic Curcumin manufacturing facility in India, and we thank you for the opportunity to be of service to SPP. Because I believe it is in our mutual interest, at the outset of our relationship, for us both to understand and agree upon the scope of the engagement, the expected deliverables, compensation, billing practices and other operational matters, I am setting them forth in this letter along with attachments and other related information.

1. Scope of Engagement

Topaz Technology will be engaged to perform various FDA/EMEA compliance and validation audit services for the benefit of SPP. A full and detailed description of these services and deliverables is described in ATTACHMENT A – SCOPE OF ENGAGEMENT.

2. Determination of Fees and Compensation

Topaz Technology charges for services based upon several criteria, including the time and work required, the novelty or difficulty of a particular task or deliverable involved, the level of skill requisite to properly perform the services required, the apparent conflicts engendered by the representation, customary fees for the services, the effort involved and the result obtained, and special limitations which a client may impose.

ATTACHMENT B – FEES AND COMPENSATION reflects the fees as related to the execution of the deliverables in ATTACHMENT A, together with a progress payment schedule.

3. Disbursements and Reimbursements

In addition to fees and compensation relating to the performing of professional services on behalf of SPP, there could be disbursements incurred on your behalf, such as

messenger services, photocopying and imaging, database access, long-distance communications charges and all other similar items and out-of-pocket expenses. If such costs may be calculated beforehand and appear to be substantial, I may ask you to advance them before they are expended, or to reimburse the vendor directly. All travel, meeting, conference and related expenses incurred on your behalf will be billed at cost and must be pre-approved in writing by SPP.

Reimbursement for these services are due and payable in full within thirty (30) days of SPP receiving a detailed expense report, and subject to interest at a rate of 1.5% of the outstanding monthly balance starting forty-five (45) days after receipt by SPP of the statement and continuing until fully paid. If statements are not paid in a timely manner, Topaz reserves the right to suspend services until satisfactory payment arrangements are made, or if necessary, terminate such services.

I always do my best to see that clients are satisfied not only with our professional consulting and advisory services, but also with the fees and disbursements charged for these services. Accordingly, if you have any question about or objection to a statement or the basis for any administrative and/or support service fees, you should raise it promptly and in writing so that we may discuss your questions. If you object only to a specific portion of a statement, it is requested that you pay the remainder, which will not constitute a waiver of your objections.

4. Withdrawal From Representation

At Topaz Technology, all client relationships are based upon mutual trust, respect and confidence. If you have any questions at all about the provisions of this engagement agreement or the associated fees, please contact me directly. I encourage my clients to inquire about any matter relating to fee agreements or statements that are in any way unclear or appear unsatisfactory. Conversely, any failure on your part to meet your obligation of timely payments under this agreement will constitute authorization for Topaz Technology to withdraw from this representation and to reveal this agreement, and any other necessary documents, to any court or agency if the same should prove necessary to effect a withdrawal.

This agreement is subject to termination by either party upon ninety (90) day notice for cause. For the purpose of this agreed upon engagement letter, cause shall constitute (a) material breach by either party of the terms and conditions contained in this engagement letter or attachments, (b) Topaz Technology's failure to perform its obligations under this engagement letter, or (c) SPP's failure to perform its obligations under this engagement letter. Upon a termination by SPP, SPP will remain liable for any unpaid fees and costs, which will become immediately due and payable without set-off or deduction. You specifically authorize Topaz Technology to retain any files, work product or materials related to this representation until such fees and costs have been paid in full.

5. Future Services

This agreement will apply to services rendered for such future matters that we mutually agree that Topaz Technology will be engaged to handle. If, however, such services are substantially different from those to which this agreement applies, either party may request that a new agreement be executed, or that this agreement be reacknowledged, if the parties both agree to new and revised fees for the professional services to be rendered.

If this letter correctly sets forth your understanding of the scope of the services and terms of the engagement, please sign this letter and return it to me so that we both have a mutual memorandum of that understanding.

Larry, the entire Topaz team forward to working with you and the SPP organization to be part of successfully bringing your therapies to market.

Very truly yours,

Michael G. Eckstein
President
Topaz Technology

SPP hereby accepts and agrees to the aforesaid terms of this engagement letter, and to the terms and conditions of all attachments, to be effective on the date first stated above. The individual signing below on behalf of SPP represents that s/he has the legal authority to sign this engagement letter on its behalf, and to bind SPP with respect to this agreement.

Sign Path Pharma, Inc.

By: ______________________
(name)

Title: ______________________ Dated: ____________

ATTACHMENT A – SCOPE OF ENGAGEMENT

FDA/EMEA Manufacturing Site Audit

Scope of Work

1) Review updated FDA and EMEA statutes regarding Good Manufacturing Practices (GMP) as related to the production of APIs and other ingredients, compounds, etc.

2) Develop a complete and detailed work plan as related to an initial FDA/EMEA analysis and discovery visit to the single Bangalore manufacturing facility site (to be determined by Sign Path) owned and operated by Sami Labs Limited.

3) An on-Site visit to perform a review and analysis of the Site as related to compliance with GMP as related to FDA/EMEA audit standards. Said review and analysis will include, but not be limited to, (a) interviews with the appropriate management, scientific and production personnel, (b) a review of documentation and processes, and (c) general facility status and profile as related to FDA/EMEA regulatory and compliance validation.

Deliverables

1) A final report to be presented to Sign Path, which will include the detailed observation and discovery results as related to the on-site visit to the Site.

2) Recommended corrective and remediation action steps to be taken to ensure passage on an FDA/EMEA GMP audit.

Reporting Relationship

During the course of this engagement, Mr. Michael Eckstein (President of Topaz Technology) will regularly report to Dr. Lawrence Helson (CEO of Sign Path Pharma) as to developments and progress regarding the engagement.

Commencement of Engagement

Effective June 20, 2009

Duration of Engagement

This engagement, and all related terms and conditions, will remain in effect until the final payment by Sign Path Pharma to Topaz Technology, as related to Topaz's delivery of the deliverable(s) under this **SCOPE OF ENGAGEMENT**.

ATTACHMENT B – FEES AND COMPENSATION

FDA/EMEA Manufacturing Site Audit

Fees and Compensation Schedule

The total fees as related to this Engagement will be in the amount of US$ 24,500, payable by Sign Path to Topaz on the following schedule:

US$ 8,000 – received by Topaz from Sign Path on July 23, 2009
US$ 8,000 - payable upon the conclusion of the Site visit
US$ 8,500 – upon delivery of final report